PORTFOLIO SECURITIES VALUATION PROCEDURES

SECTION l. INTRODUCTION

As provided in the prospectus, the Resource Real Estate Diversified Income Fund (the "Trust" or "Fund") calculates its net asset value per share ("NAV") as of the close of the New York Stock Exchange, typically 4:00 p.m., Eastern Time ("Valuation Time") on each business day that the NYSE is open. These Procedures, including the delegation of certain responsibilities by the Board of Trustees (the "Board") of the Trust, are adopted in order to ensure that the Fund calculate NAV on a timely and accurate basis.

The Board is responsible for, among other things, determining and monitoring the value of the Fund's assets. The Board has established a Fair Value Committee to which it has delegated certain responsibilities in this regard.  The Fair Value Committee consists of two representatives of the investment adviser to the Fund (the “Adviser”), at least one of whom is also an executive officer of the Trust (i.e., President, Treasurer or Chief Compliance Officer).  The Fair Value Committee is assisted by Gemini Fund Services, LLC ("Gemini"), which maintains records of committee deliberations.  The Fair Value Committee or Board may enlist third party consultants, such as an audit firm or fair value pricing service, on an as-needed basis to assist in determining a security-specific fair value or valuation method.  In its capacity as fund accountant, Gemini receives or computes the value of each investment security and other asset held by the Fund and computes the NAV for the Fund by dividing the value of the Fund's assets (less any liabilities) by the total shares of the Fund outstanding. To determine the value of each asset of the Fund, Gemini shall value the Fund's securities and perform certain other calculations in accordance with these Procedures and as directed by the Board.

SECTION 2. VALUATION STANDARDS

(a)  Fund Investments.

(i) Fund investments (including foreign currencies, options, futures contracts, swaps, collars, floors and other contracts relating to securities) (hereinafter referred to as "securities") for which market quotations are readily available are to be valued at current market value as of the Valuation Time in accordance with these Procedures.

(ii) Fund securities for which market quotations are not readily available are to be valued at fair value as determined by the Trust's Fair Value Committee as of the Valuation Time in accordance with these Procedures ("Fair Value Determinations").

(b)  Other Assets and Liabilities. Other assets (such as receivables and capitalized start-up costs) and liabilities (such as payables and borrowings by the Fund) are to be valued at their book value absent a determination by the Board to value them on another basis.

(c)   Liquidity.  The adviser to the Fund (the "Adviser"), is responsible on an ongoing basis for determining the liquidity of securities.  The Fund, on behalf of the Trust, has adopted Liquidity Procedures (Appendix A), which are to be read in conjunction with these Procedures.

SECTION 3. ORDINARY PRICING PROCEDURES

(a) Exchange Traded Securities. Securities traded or dealt in upon one or more securities exchange (whether domestic or foreign and, for purposes of these Procedures, including the National Association of Securities Dealers' Automated Quotation System ("NASDAQ")) for which market quotations are readily available and not subject to restrictions against resale shall be valued:

(i)

at the last quoted sales price on the primary securities exchange (or in the case of NASDAQ securities, at the NASDAQ Official Closing Price) or, in the absence of a sale,

(ii)

at the last bid on the primary exchange.

(b) Non-Exchange Traded Securities. Securities not traded or dealt in upon any securities exchange for which over-the-counter market quotations are readily available generally shall be valued at the most recent trade price.

(c) Options and Futures Contracts.

(i) Options contracts listed on a securities exchange or board of trade (not including Index Options contracts) for which market quotations are readily available shall be valued:

(A) at the last quoted sales price or, in the absence of a sale

(B) at the last reported bid price on the valuation date.

(ii) Index Options contracts listed on a securities exchange or board of trade for which market quotations are readily available shall be valued at the last reported bid price on the valuation date.

(iii) Options not listed on a securities exchange or board of trade for which over-the-counter market quotations are readily available shall be valued at the last reported bid price on the valuation date.

(iv) Futures are valued based on their daily settlement value.

(d) Short-term Debt Obligations. Short-term debt obligations with remaining maturities in excess of sixty days are valued at current market prices, as discussed above. Short-term securities with sixty days or less remaining to maturity are, unless conditions indicate otherwise, amortized to maturity based on their cost to a Fund if acquired within sixty days of maturity or, if already held by the Fund on the sixtieth day, based on the value determined on the sixty first day.

(e) Corporate Debt Securities. Corporate debt securities are valued on the basis of valuations provided by dealers in those instruments, by an independent pricing service, approved by the Board, or at fair value. Any such pricing service, in determining value, will use information with respect to transactions in the securities being valued, quotations from dealers, market transactions in comparable securities, analyses and evaluations of various relationships between securities and yield to maturity information.

(f) Securities Traded on More Than One Exchange. If a security is traded or dealt in on more than one exchange, or on one or more exchange and in the over-the-counter market, quotations from the market in which the security is primarily traded shall be used.

(g) Currencies and Related Items. The value of foreign currencies and of foreign securities whose value is calculated in a foreign currency shall be translated into U.S. dollars based on the mean of the current bid and asked prices by major banking institutions and currency dealers.

(h) Pricing Agents. Gemini shall employ, at the Trust's expense, as applicable, independent pricing agents of the type commonly used in the investment Trust industry, such as Interactive Data Corporation, Standard & Poor's, Bloomberg, Muller Data Corporation, Kenny Information Systems, Inc. and Merrill Lynch Pricing Service, to provide current market values. International securities that are fair valued under Section 4(a)(v), below, will utilize prices provided by Interactive Data Corporation. Debt securities may be valued at prices supplied by the Fund's pricing agents based on broker or dealer supplied valuations or matrix pricing, a method of valuing securities by reference to the value of other securities with similar characteristics, such as rating, interest rate and maturity. Absent special circumstances, valuations for a type of instrument should all be made through the same pricing agent.  Gemini must obtain Board approval prior to engaging a pricing agent.

(i) Current Market Value Review. If, in the judgment of the Adviser, the value of a security as determined in accordance with this Section 3 does not represent the fair market value of the security for any reason, the Adviser shall so inform the Fair Value Committee and a meeting of the Fair Value Committee may be called to decide whether or not to make a Fair Value Determination.  No Fair Value Determination shall be made without consideration of any readily available market quotations.  The Adviser must submit a written explanation of why it believes the price does not reflect fair market value, and a recommendation and supporting data for an alternative price and/or methodology.

(j) Accounting Requirements. Security purchases and sales shall be reflected no later than one Business Day after the trade. Expenses and income are to be accrued daily and dividend income is to be accrued as of the ex-dividend date.

(k)  Stale Prices.  For securities where market prices are generally available, any price which is unchanged for five business days shall be verified by email communication with the Adviser and such verification or resulting adjusted price documented.  If any price is unchanged for 20 business days, the Fair Value Committee shall convene a conference call with the Adviser to verify or adjust the price with relevant documentation.

SECTION 4. FAIR VALUE DETERMINATIONS

(a) Securities Subject to Fair Value Determinations. Fair Value Determinations are required for the following securities:

(i) securities for which market quotations are insufficient or not readily available at the Valuation Time on a particular Business Day (including securities for which there is a short and temporary lapse in the provision of a price by the regular pricing source),

(ii) securities for which, in the judgment of the Adviser, the prices or values available do not represent the fair value of the instrument. Factors which may cause the Adviser to make such a judgment include, but are not limited to, the following: only a bid price or an asked price is available; the spread between bid and asked prices is substantial; the frequency of sales; the thinness of the market; the size of reported trades; and actions of the securities markets, such as the suspension or limitation of trading;

(iii) securities determined to be illiquid in accordance with the Liquidity Procedures;

(iv) securities with respect to which an event that will affect the value thereof has occurred (a "significant event") since the closing prices were established on the principal exchange on which they are traded, but prior to a Fund's calculation of its net asset value, and

(v) securities traded on a foreign exchange will be fair-valued daily using an independent pricing service approved by the Board of Trustees.

(b) Obligations of the Adviser.

(i) Identification of Need For Fair Value Determinations. Prior to or upon purchasing a security, the Adviser:

(A) shall determine the nature and duration of any restrictions on trading in the security and any rights acquired with the security and

(B) if applicable, shall inform Gemini and the Fair Value Committee that the Adviser believes that there will be insufficient market quotations readily available such that a Fair Value Determination will have to be made.

As soon as the Adviser believes that there are insufficient market quotations readily available or that a significant event has occurred such that a Fair Value Determination will have to be made with respect to a security that is priced (or otherwise would normally be priced) in accordance with Section 3 of these Procedures, it shall so inform Gemini and the Fair Value Committee.

(ii) Recommendations for Fair Value Determinations. When a security for which the Adviser believes a Fair Value Determination will be required is purchased, the Fair Value Committee shall determine a method of valuing or an actual fair value for the security.  Similarly, as soon as the Adviser believes a Fair Value Determination is required for a security that is priced (or otherwise would normally be priced) in accordance with Section 3 of these Procedures, the Fair Value Committee shall determine a method of valuing the security.

(iii) Review of Valuation Methodology. For each security valued by Fair Value Determination, the Fair Value Committee and the Adviser shall monitor the continuing appropriateness of the valuation methodology used with respect to the security. In the event the Adviser believes that the valuation methodology no longer produces a fair value of the security, the Adviser shall immediately notify the Fair Value Committee.  All fair value methodologies must be reviewed by the Fair Value Committee at least quarterly.

(iv) Quarterly Board Reporting. The Fair Value Committee shall provide the Board at each regularly scheduled meeting of the Board with the following information:

(A) any pricing overrides currently authorized by the Fair Value Committee (see Section 4(c)below);

(B) a list of any securities that have been valued in accordance with a Fair Value Determination by the Fair Value Committee;

(C) a list of all sale prices for securities valued by Fair Value Determination; and

(D) Such other information as the Board deems relevant, including sale price or reinstated ordinary price as compared to last fair value price.

(D) The Adviser shall provide the Board at each regularly scheduled meeting of the Board a list of all illiquid securities and restricted securities (including Rule 144A Securities) held by the Fund and the percentage of the Fund's portfolio represented by illiquid securities and restricted securities (see Section 5 of the Liquidity Procedures);

 (c) Fair Valuation Determination Procedures.

In the event a Fund holds or acquires a security for which a Fair Value Determination is required, the Fair Value Committee is authorized to and shall determine the fair value of the security.  The Fair Value Committee shall transmit a "Manual Pricing Sheet" to Gemini as Fund Accounting Agent for each such determination.

At the meeting of the Fair Value Committee called for the purpose of valuing a security, the Fair Value Committee may request that a representative of the Adviser knowledgeable about the security describe to the Fair Value Committee the nature of the security, any circumstances requiring a determination by the Fair Value Committee and the Adviser's recommended methodology for determining the fair value of the security.

(d) Standards For Fair Value Determinations. As a general principle, the "fair value" of a security is the amount that the Fund might reasonably expect to realize upon its current sale. The Trust has adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 157, Fair Value Measurements (or as subsequently remained by the AICPA) ("FAS 157"). In accordance with FAS 157, fair value is defined as the price that the Fund would receive upon selling an investment in a timely transaction to an independent buyer in the principal or most advantageous market of the investment.  FAS 157 establishes a three-tier hierarchy to maximize the use of observable market data and minimize the use of unobservable inputs and to establish classification of fair value measurements for disclosure purposes.  Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk, for example, the risk inherent in a particular valuation technique used to measure fair value including such a pricing model and/or the risk inherent in the inputs to the valuation technique. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

Various inputs are used in determining the value of each Fund's investments in accordance with FAS 157 (or such other name as subsequently known).  These inputs are summarized in the three broad levels listed below.

Level 1 – quoted prices in active markets for identical securities.

Level 2 – other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.)

Level 3 – significant unobservable inputs (including a Fund's own assumptions in determining the fair value of investments).

The Fair Value Committee shall take into account the relevant factors and surrounding circumstances, which may include: (i) the nature and pricing history (if any) of the security; (ii) whether any dealer quotations for the security are available; (iii) possible valuation methodologies that could be used to determine the fair value of the security; (iv) the recommendation of the portfolio manager of the Fund with respect to the valuation of the security; (v) whether the same or similar securities are held by other Funds managed by the Adviser or other Funds and the method used to price the security in those Funds; (vi) the extent to which the fair value to be determined for the security will result from the use of data or formulae produced by third parties independent of the Adviser; (vii) the liquidity or illiquidity of the market for the security; (viii) the existence of merger proposals or tender offers of other types of "exit" events; (ix) court action or governmental intervention with respect to a security or its issuer; and (x) price changes of a relevant market index that serves as a reasonable proxy instrument for the fair valued security.  Objective, verifiable data should be given greater weight than subjective conclusions or opinions.  The Fair Value Committee should recognize the inherent conflict of interests when seeking valuation input from the Adviser's representative, while capitalizing on the Adviser's knowledge of the security being valued.

With respect to non-traded securities, such as non-traded real estate investment trusts (“REITs”) and privately offered investment funds, where a market value of securities is not readily available, the Fair Value Committee shall consider all relevant information available at the time the Fund values its investments.  Such information may include, but is not limited to, comparable cash flow multiples versus the public REIT market, relevant trades on secondary market auction sites (e.g., Central Trade and Transfer, LLC), and information provided by the issuer of the non-traded security and/or the non-traded-security’s portfolio manager, if applicable.  In the absence of specific transaction activity in a non-traded security, the Fair Value Committee shall consider whether it is appropriate, in light of all relevant circumstances, to value the Fund’s investment at the net asset value reported by the non-traded security at the time of the Fund’s valuation or to adjust the value to reflect a premium or discount.

Before investing in any non-traded security, the Adviser shall conduct a due diligence review of the valuation methodology utilized by the non-traded security, which as a general matter will utilize market values when available, and otherwise utilize principles of fair value that the Adviser reasonably believes to be consistent with those used by the Fund for valuing its own investments.  After investing in a non-traded security, the Adviser will monitor the valuation methodology used by the issuer and/or portfolio manager of the non-traded security.

With respect to fixed income securities, the Adviser shall document (to the extent deemed informative by the Adviser) a reference fixed income security or securities with similar: (i) maturity, average life or effective maturity or effective duration; (ii) security structure (e.g. callable or non-callable); (iii) security structure with respect to credit (senior or subordinate), (iii) credit quality (e.g. AAA, BBB- by a rating agency or determined by the Adviser to be similar to the relevant rating), and (iv) industry or economic sector (e.g. bank, electric utility).

With respect to asset-backed securities (ABS) and mortgage-backed securities (MBS), the Adviser shall document (to the extent deemed informative by the Adviser) reference ABS or MBS with similar: (i) underlying collateral, (ii) security structure with respect to payment priority (e.g. pass-through, sequential or planned amortization), (iii) security structure with respect to credit (senior or subordinate), (iii) prepayment speed, (iv) average life or effective maturity or effective duration, and (v) collateral age.

Interests in commodity pools or managed futures pools are valued on a daily basis by reference to the closing market prices of each futures contract or other asset held by the pool, as adjusted for pool expenses.

Mutual funds that do not provide timely pricing shall be priced by Gemini using Principia and/or Bloomberg Relative Value, which provide a list of 'similar' or 'like' funds.  Gemini shall evaluate those 'similar' funds and determine which are most similar based on similar benchmarks or with similar objectives.  Gemini shall then use those even more similar or like funds, and calculate their NAV percentage move for the day to create an aggregate average.  That aggregate average shall be used to calculate the move for the day of the fund that did not price.

(e) Effectiveness of Fair Value Committee Determinations.

(i) Period of Effectiveness. Determination by the Fair Value Committee that a security held by a Fund should be valued in a particular manner shall be effective for all subsequent calculations of the Fund's NAV until such time as either

(A) the Fund no longer owns the security in question;

(B) a Fair Value Determination is no longer required for the security; or

(C) the Fair Value Committee determines to modify or terminate its prior determination with respect to the security.

(ii) Securities for which a Price Becomes Available. In the event that a Fair Value Determination is no longer required for a security that has been valued by the Fair Value Committee based on such a determination, the security shall be valued in accordance with Section 3.  The change in valuation shall occur upon notice from the Fair Value Committee to Gemini.

SECTION 5. FAIR VALUE DETERMINATIONS - SPECIAL CIRCUMSTANCES

(a) Restricted Securities.

(i) In determining the fair value of restricted securities, the Adviser shall obtain a valuation based upon the current bid for the restricted security from two or more independent dealers or other parties reasonably familiar with the facts and circumstances of the security (who should take into consideration all relevant factors as may be appropriate under the circumstances).

(ii) If the Adviser is unable to obtain a current bid for a restricted security from such independent dealers or other independent parties, the Fair Value Committee shall determine the fair value of such security.  Broker opinions shall not be considered a current bid that can be relied upon.

(iii) The factors which may be considered in valuing a restricted security include, but are not limited to: (A) the type of security; (B) the cost at date of purchase; (C) the size and nature of the Fund's holdings; (D) the discount from market value of unrestricted securities of the same class at the time of purchase and subsequent thereto; (E) information as to any transactions or offers with respect to the security; (F) the nature and duration of restrictions on disposition of the security and the existence of any registration rights; (G) how the yield of the security compares to similar securities of companies of similar or equal creditworthiness; (H) the level of recent trades of similar or comparable securities; (I) the liquidity characteristics of the security; (J) current market conditions; and (K) the market value of any securities into which the security is convertible or exchangeable.

SECTION 6. PRICING ERRORS

The Trust has adopted Policies for Correction of Pricing Errors (Appendix B), which are to be read in conjunction with these Procedures. Pricing errors result when one or more shareholder transactions in the Fund are processed at an NAV, which is materially inaccurate. These policies provide general guidance in the case of the identification of a pricing error and guidelines for determining materiality.

Appendix A

PORTFOLIO SECURITIES VALUATION PROCEDURES

Liquidity Procedures

SECTION 1. LIMITATIONS

The Fund must maintain sufficient non-illiquid assets to meet its quarterly share repurchase obligation.

SECTION 2. REQUIRED LIQUIDITY DETERMINATIONS

(a) Definition. A security shall be deemed to be liquid if it can be disposed of within seven days at approximately the amount at which the security is valued by the Fund.

(b) Delegation. The Adviser shall make liquidity determinations with respect to each security purchased for a Fund and shall monitor the Fund's holdings to ensure that it complies with these procedures and the Fund's investment policies. The Adviser shall monitor all relevant factors concerning the trading markets for securities held by the Fund to ensure that determinations of liquidity (based on presumptions or otherwise) continue to be appropriate under the circumstances.

(c) Securities Deemed Illiquid. Notwithstanding anything to the contrary, repurchase agreements not entitling the Fund to payment of principal within seven days, time deposits in excess of seven days, privately issued interest-only and principal-only stripped-asset backed securities, purchased over-the-counter options, and the assets used to cover written over-the counter options shall be deemed to be illiquid. Restricted securities (other than Section 4(2) Commercial Paper), shall be deemed to be illiquid until such time as (i) there is an effective registration statement pertaining to the security or the security may otherwise freely be traded in an established market (including foreign markets) and (ii) the security is deemed liquid by the Adviser.

(d) Presumption of Illiquidity. The following securities shall be presumed to be illiquid unless, pursuant to Section 2(e), the Adviser determines that the security is liquid:

(i) Restricted securities that are Rule 144A Securities (as defined below);

(ii) Municipal lease obligations and certificates of participation;

(iii) Interest-only and principal-only stripped-mortgage backed securities that are U.S. Government securities; and

(iv) zero-coupon municipal securities.

(e) Determination of Liquidity. Restricted securities and the securities listed in Section 2(d) shall be presumed to be illiquid unless the Adviser determines, taking into account all relevant factors, that the security is liquid. Among the factors to be considered by the Adviser are:

(i) the frequency of trades and quotes for the security;

(ii) the number of dealers willing to purchase and sell the security and the number of potential purchasers;

(iii) the number of dealers who undertake to make a market in the security;

(iv) the nature of the security, including whether it is registered or unregistered, and the market place;

(v) whether the security has been rated by a nationally recognized statistical rating organization ("NRSRO");

(vi) the period of time remaining until the maturity of a debt instrument or until the principal amount of a demand instrument can be recovered through demand;

(vii) the nature of any restrictions on resale; and

(viii) with respect to municipal lease obligations and certificates of participation, there is reasonable assurance that the obligation will remain liquid throughout the time the obligation is held and, if unrated, an analysis similar to that which would be performed by an NRSRO is performed.

SECTION 3. SECTION 4(2) COMMERCIAL PAPER

(a) Background.  Pursuant to Section 3(a)(3) under the 1933 Act, commercial paper generally is not subject to registration under the 1933 Act. That section exempts notes with maturities of nine months or less which arise out of a current transaction or the proceeds of which have been or are to be used for current transactions. Certain commercial paper does not meet the requirements of Section 3(a)(3), is sold in "private placements" and, accordingly, is a restricted security ("Section 4(2) Commercial Paper"). The requirements of Sections 2(d) and 2(e) hereof shall not apply to Section 4(2) Commercial Paper.

(b) Presumption of Liquidity. Section 4(2) Commercial Paper shall be deemed to be liquid provided that:

(i) the paper is not traded flat or in default as to principal and interest;

(ii) the paper is rated in one of the two highest rating categories (A) by at least two NRSROs or, if only one NRSRO has rated the paper, by that NRSRO, or (B) is not rated by any NRSRO but is deemed by the Adviser to be of equivalent quality; and

(iii) the Adviser's decision takes into account all relevant factors of the trading market for the specific security.

SECTION 4. RULE 144A SECURITIES

(a) Background. The sale of restricted securities without an effective registration statement pertaining to the securities or an exemption from registration is a violation of the 1933 Act. Rule 144A provides an exemption from registration for the sale of restricted securities made pursuant to that Rule. Certain restricted securities are eligible to be sold to "qualified institutional buyers" ("QIBs") without registration under the 1933 Act pursuant to Rule 144A under that Act ("Rule 144A Securities"). Among the requirements for the sale of a Rule 144A Security are that (i) the seller reasonably believes the purchaser to be a QIB, (ii) the seller takes reasonable steps to ensure that the purchaser is aware that the seller may rely on the exemption provided by Rule 144A, (iii). the securities are not of the same class as any security of the same issuer that is listed on a securities exchange and (iv) the issuer is a reporting Trust under the Securities Exchange Act of 1934, is exempt from those reporting requirements or the holder has the right to obtain certain information from the issuer.

(b) Sales of Rule 144A Securities.  In the absence of compliance with Rule 144A and the unavailability of any other exemption from registration contained in the 1933 Act, the sale of a restricted security by the Fund may result in the Fund being deemed to be an underwriter and in violation of the 1933 Act. Accordingly, the Adviser shall ensure that the sale of any Rule 144A Security is made to QIBs in compliance with Rule 144A. The term "QIB" is specifically defined in Rule 144A.

SECTION 5. MONITORING AND REPORTING

(a) Monitoring Liquidity. The Adviser periodically shall monitor each Fund's securities holdings to determine the liquidity of each issue held. If a liquid security held by the Fund becomes illiquid, the Adviser shall treat the security as an illiquid security and determine whether or not to hold the security taking into account all relevant factors, including the amount of illiquid securities then held by the Fund.

(b) Reporting.  At each regularly scheduled Board meeting the Adviser shall report:

(i) the illiquid securities and restricted securities (including Rule 144A Securities) held by the Fund and the percentage of the Fund's portfolio represented by illiquid securities and restricted securities; and

(ii) whether any restricted security (including Rule 144A Securities) previously deemed liquid by the Adviser has become an illiquid security.  The Adviser also shall report such other information with respect to the Fund's holdings of restricted securities or illiquid securities as may be requested by the Board.

(c) Recordkeeping. The Adviser shall maintain appropriate documentation with respect to their determinations of liquidity to enable the Board and the Securities and Exchange Commission to review the determinations.